Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Second Quarter
	June 30, 2020				June 30, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,669	$-	$(11,785)	$1,884	$13,824	$-	$(11,943)	$1,881
Strategic and managed services	-	3,943	-	3,943	-	3,834	-	3,834
Legacy voice and data services	-	2,067	-	2,067	-	2,324	-	2,324
Other services and equipment	-	364	-	364	-	449	-	449
Wireless equipment	3,480	-	(2,895)	585	3,468	-	(2,851)	617
Total Operating Revenues	17,149	6,374	(14,680)	8,843	17,292	6,607	(14,794)	9,105

Operating Expenses
Operations and support	9,332	3,779	(7,687)	5,424	9,522	3,975	(7,985)	5,512
EBITDA	7,817	2,595	(6,993)	3,419	7,770	2,632	(6,809)	3,593
Depreciation and amortization	2,012	1,318	(1,693)	1,637	2,003	1,242	(1,700)	1,545
Total Operating Expenses	11,344	5,097	(9,380)	7,061	11,525	5,217	(9,685)	7,057
Operating Income	5,805	1,277	(5,300)	1,782	5,767	1,390	(5,109)	2,048
Equity in Net Income (Loss) of Affiliates	-	-	-	-	-	-	-	-
Operating Contribution	$5,805	$1,277	$(5,300)	$1,782	$5,767	$1,390	$(5,109)	$2,048
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Six-Month Period
	June 30, 2020				June 30, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$27,637	$-	$(23,804)	$3,833	$27,453	$-	$(23,795)	$3,658
Strategic and managed services	-	7,822	-	7,822	-	7,613	-	7,613
Legacy voice and data services	-	4,196	-	4,196	-	4,721	-	4,721
Other services and equipment	-	688	-	688	-	751	-	751
Wireless equipment	6,914	-	(5,619)	1,295	7,202	-	(5,995)	1,207
Total Operating Revenues	34,551	12,706	(29,423)	17,834	34,655	13,085	(29,790)	17,950

Operating Expenses
Operations and support	18,901	7,730	(15,497)	11,134	19,563	8,007	(16,444)	11,126
EBITDA	15,650	4,976	(13,926)	6,700	15,092	5,078	(13,346)	6,824
Depreciation and amortization	4,057	2,619	(3,414)	3,262	4,016	2,464	(3,410)	3,070
Total Operating Expenses	22,958	10,349	(18,911)	14,396	23,579	10,471	(19,854)	14,196
Operating Income	11,593	2,357	(10,512)	3,438	11,076	2,614	(9,936)	3,754
Equity in Net Income (Loss) of Affiliates	-	-	-	-	-	-	-	-
Operating Contribution	$11,593	$2,357	$(10,512)	$3,438	$11,076	$2,614	$(9,936)	$3,754
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.
Results have been recast to conform to the current period's classification.